EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-105466, 333-90662, 333-64024, 333-80333, 333-32218, 333-38798 on Form S-8 of Copper Mountain Networks, Inc. of our report dated February 13, 2004 appearing in this Annual Report on Form 10-K of Copper Mountain Networks, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

San Diego, California

February 23, 2004